EXHIBIT 99.1

Loop Industries Announces Strategic Initiative to Support evian’s Commitment to Adopt a Circular Approach to Plastic Usage

Loop’s Breakthrough Technology to Play a Key Role in evian’s Initiative to Make All of Its Plastic Bottles from 100% Recycled Plastic by 2025

18 January 2018 | 7:30 AM ET | Source: Loop™ Industries, Inc.

MONTREAL, 18 January 2018 (GLOBE NEWSWIRE) -- Loop™ Industries, Inc. (NASDAQ: LOOP) (the “Company” or “Loop”), a leader in the sustainable plastic revolution, today announced a strategic initiative with evian® as part of a long-term Danone global partnership, to enable evian’s 100% “circular approach” to plastic usage by 2025. In partnership with evian, Loop joins a respected group of intergovernmental and not for profit organizations, industry and brand partners in accelerating the global transition to a circular economy – one that reuses and regenerates resources – rather than the traditional linear economy that relies on finite resources.

“Today’s announcement by evian is the result of 18 months of positive collaboration with evian and the R&D and purchasing teams of its parent company Danone,” said Daniel Solomita, Loop’s Founder and CEO. “I am personally very appreciative of Danone’s support and belief in the potential of Loop’s technology to transform the global PET/polyester plastics industry. Loop™ branded resin is poised to become the gold standard for sustainably produced PET/polyester.”

In the announcement made today by evian, the company stated that in order to achieve its 2025 ambition, it is partnering with “breakthrough technology companies, one of which is Loop Industries.” The evian press release goes on to state that “Loop Industries has developed a technology that enables a continuous loop for recycling at large scale, transforming all types of PET plastic waste into the high-quality plastic required by evian.”

Loop’s Revolutionary Technology

Our revolutionary technology decouples PET/polyester plastic from fossil fuels by depolymerizing all forms of waste PET/polyester into its base building blocks (monomers). The resulting monomers are then repolymerized into virgin-quality polyester plastic, enabling a true circular economy. Loop’s technology allows for low value and no value waste such as carpets and clothing to be up-cycled into high value consumer goods packaging such as water bottles. Our patented technology specifically targets PET/polyester plastic allowing for the removal for all waste impurities, such as colors, dyes, labels and non-PET/polyester plastic waste.

“Our disruptive technology is helping partner brands reach and exceed their stated sustainability goals,” Solomita explained. “Iconic brands such as evian recognize the benefits of our technology in accelerating the transition to the circular economy envisioned by The Ellen MacArthur Foundation and other thought leaders in industry, government and academia. We are now focusing on global commercialization of our technology through manufacturing partnerships to supply Loop™ branded PET/polyester resin.”

2018 World Economic Forum at Davos

Loop management will attend the World Economic Forum Annual Meeting taking place on January 23-26, 2018 in Davos-Klosters, Switzerland. Loop will demonstrate its revolutionary depolymerization technology at a private dinner for invited guests and media outlets. Investors and media interested in meeting with Loop executives should contact Loop investor relations at info@loopindustries.com. Information about the World Economic Forum is available at weforum.org.

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Loop Industries, Inc.

About Loop Industries, Inc.

Loop’s mission is to accelerate the world’s shift toward sustainable plastic and away from our dependence on fossil fuels. Loop has created a revolutionary technology poised to disrupt the plastics industry. This ground-breaking technology decouples plastic from fossil fuels by depolymerizing waste polyester plastic to its base building blocks. Our process results in the production of monomers that are readily purified to produce virgin-quality polyester/PET plastic that meets FDA requirements for use in food-grade packaging. Loop™ branded polyester resin allows consumer goods companies to meet and exceed their stated sustainability goals and circular ambitions. loopindustries.com

About evian

evian natural mineral water comes from the heart of the French Alps, a unique geological site in the world. For more than 15 years, it travels through the rocks, where it is enriched with essential minerals. The brand has been working for over 25 years to preserve natural surroundings of the source, in an effort to preserve evian natural mineral water’s exceptional quality for generations to come. Naturally pure and uniquely balanced, evian natural mineral water is a healthy choice throughout the day.

evian, as part of the Danone company, embraces the One Planet. One Health vision that the health of the people and the health of the planet are interconnected and therefore seeks to protect and nourish both.

evian.com

Forward-Looking Statements

This news release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop Industries’ control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) commercialization of our technology, (ii) development and protection of our intellectual property, (iii) industry competition, (iv) our ability to raise capital to expand our operations, (v) product demand, market and customer acceptance of our products, (vi) our ability to conduct operations if there are changes in laws, regulations or government policies related to our business, and (vii) general industry and market conditions and growth rates and general economic conditions. More detailed information about Loop Industries and the risk factors that may affect the realization of forward looking statements is set forth in our filings with the Securities and Exchange Commission (SEC). Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. Loop Industries assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contacts

Financial Profiles:

Investors:

Lauren Crawford

310.622.8239

Johan Yokay

310.622.8241

loop@finprofiles.com

Media:

Tricia Ross

310.622.8226

loop@finprofiles.com

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